Exhibit 99.2

Washington Prime Group Provides Update on Healthy Rent Collection Rate and Strong Leasing Volume

COLUMBUS, OH – September 15, 2020 – Washington Prime Group Inc. (NYSE: WPG) today provided an update on several operating metrics in conjunction with the posting of its investor presentation for the BofA Securities Global Real Estate Virtual Conference.

Significant Leasing Progress in the Face of COVID-19 Pandemic

●	Leasing volume exhibited a 3.6% YOY increase during the first eight months of 2020 totaling 2.9M SF of which ~44% of new leasing volume was attributable to lifestyle tenancy;
●	The aforementioned 2.9M SF follows annual leasing volume of 4.4M SF, 4.2M SF and 4.0M SF in 2019, 2018 and 2017, respectively, totaling 15.5M SF; and
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Illustrating continued tenant demand of WPG town centers during the height of the pandemic (March, April, May and June), 182 leases were signed totaling 1.3M SF. This robust volume continued during July and August as an additional 142 leases were signed. During the six months since the onset of the COVID-19 pandemic, 324 signed leases totaled 2.0M SF.

Current Status of Reopening WPG Town Centers

●	All of the Company’s assets have reopened since closures in response to COVID-19, with the exception of a single asset in Hawaii, which is offering Retail-to-Go curbside pickup;
●	Over 90% of the Company’s tenants are back open for business;
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Upon reopening assets following temporary closures due to COVID-19, reported year-over-year comparable sales increased 1.2% for the month of June and declined 11.5% in July for a combined 60-day decrease of 5.6%; and

●	Traffic trends have showed steady weekly sequential improvement since reopening before, as expected, leveling off in early July with traffic improving once again in August.

Healthy Rent Collection Rate

●	Combined collections (48%) and agreed upon deferral arrangements (26%) currently total 74% for 2Q 20;
●	The aforementioned ~48% collection rate is comprised of a ~43% collection rate for enclosed assets and ~64% for Open Air assets; and
●	To date, the Company has collected over 80% of expected July and August rents and associated charges and expects these trends will continue to improve throughout the remainder of the year.

Washington Prime Group will participate in a roundtable presentation at the BofA Securities Global Real Estate Virtual Conference today, September 15, 2020 at 10:30 a.m. ET. A live audio webcast of the presentation will be available on the Investor Relations section of the Company’s website at www.washingtonprime.com. An audio replay of the presentation will be available approximately 24 hours after conclusion of the live event through Tuesday, December 15, 2020. An accompanying investor presentation has been posted to the Investor Relations section of the Company’s website.

About Washington Prime Group

Washington Prime Group: National footprint with local flavor. With about 100 town centers throughout the US, we’re as American as apple pie. As a matter of fact, we are also as American as deep dish pizza in Chicago, Hawaiian poke salad, vegan spring rolls in Malibu, El Paso Tex-Mex, Maryland crab cakes, kimchi in Orange County, Memphis barbeque and a Kansas City porterhouse. Our well regarded infrastructure, from Hawaii to Connecticut, and pretty much everywhere else in between, allows our tenant and sponsor partners to benefit from the operating efficacy and economies of scale at a large national real estate company, alongside local management who possess comprehensive knowledge of the specific locale within which they reside. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com or on Instagram or on LinkedIn.

Contact

Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or Kim.Green@washingtonprime.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the Amendments, the anticipated consequences and benefits of the Amendments, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, including its covenant compliance, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; losses associated with closures, failures and stoppages associated with the spread and proliferation of the coronavirus (COVID-19) pandemic; to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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